Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-1 No.                      ) and related Prospectus of Shake Shack Inc. for the registration of 4,000,000 shares of Shake Shack Inc.’s common stock and to the incorporation by reference of our reports dated March 27, 2015 with respect to the consolidated financial statements of SSE Holdings, LLC and Subsidiaries included in Shake Shack Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2014 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
New York, New York
July 20, 2015